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                                                                    Exhibit 23.1


INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statements No. 33-52991, No. 33-47997, No. 33-44697 and No. 33-39260 of Ramsay Youth Services,
Inc. on Forms S-8 of our report dated March 13, 2000 (May 17, 2000 as to Note 15, paragraph 2, June 7, 2000 as to Note 19, paragraph 1, June 19, 2000 as to
Note 7, paragraphs 21 and 22, and August 4, 2000 as to Note 19, paragraphs 2 and
3), appearing in Amendment No. 1 to the Annual Report on Form 10-K/A of Ramsay Youth Services, Inc. for the year ended December 31, 1999.


DELOITTE & TOUCHE LLP

Certified Public Accountants
Miami, Florida

September 20, 2000